Exhibit 99.1

Safe & Green Holdings Corp. Adjourns 2025 Annual Meeting Due to Lack of Quorum

Company Schedules Virtual Reconvening for Jan. 28, 2026; Proxy Solicitation to Continue

CONROE, Texas, January 14, 2026 (GLOBE NEWSWIRE) -- via IBN - Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green” or the “Company”) announced today that its 2025 Annual Meeting of Stockholders, convened on Jan. 14, 2026, was adjourned after a quorum was not present in person or by proxy. As a result, no business was conducted at the meeting.

The Company will reconvene the Annual Meeting virtually on Jan. 28, 2026, at 1:00 p.m. Eastern time, at which time stockholders will vote on the proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Dec. 19, 2025. The record date for determining stockholders entitled to vote remains Nov. 21, 2025.

During the adjournment period, Safe & Green will continue to solicit proxies in connection with the proposals outlined in the proxy materials. Shareholders are urged to promptly submit their proxies in order to achieve quorum at the January 28 meeting. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked. No changes have been made to the proposals or related materials, which are available free of charge on the SEC’s website.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp. is an industrial holding company focused on acquiring, operating, and scaling businesses that provide engineered solutions across industrial, energy, and infrastructure markets. Through its subsidiaries, including Giant Containers, the Company delivers high-quality modular and containerized systems designed for rapid deployment and long-term performance.

Investors:

investors@safeandgreenholdings.com

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